As filed with the Securities and Exchange Commission
on June 16, 2004

Registration No. 811-09347
SECURITIES AND EXCHANGE COMMISSION
      Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 Ô

Amendment No. 27 Õ
________________________

NATIONS MASTER INVESTMENT TRUST
(Exact Name of Registrant as specified in Charter)
101 South Tryon Street
Charlotte, NC 28255
(Address of Principal Executive Offices, including Zip Code)
__________________________

Registrant's Telephone Number, including Area Code: (800) 321-7854
Robert B. Carroll
c/o Bank of America Corporation
One Bank of America Plaza
101 South Tryon Street
Charlotte, North Carolina 28255
(Name and Address of Agent for Service)

With a copy to:
Marco E. Adelfio, Esq.
Steven G. Cravath, Esq.
Morrison & Foerster LLP
2000 Pennsylvania Ave., N.W.
Washington, D.C. 20006

EXPLANATORY NOTE

This Registration Statement has been filed by the Nations Master Investment Trust (the "Trust") pursuant to Section 8(b) of the Investment Company Act of 1940 in order to disclose certain changes in management. However, beneficial interests in the Trust are not being registered under the Securities Act of 1933 (the "1933 Act") because such interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Trust may only be made by the investment companies or certain other entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or solicitation of an offer to buy, any beneficial interested in the Trust. Part A, Part B (with the exception of the portion of Part B included in this filing) and Part C of the Registration Statement are hereby incorporated by reference, as applicable, to Amendment Nos. 19 - 26 filed on July 31, 2003, September 23, 2003, October 14, 2003, January 7, 2004, January 7, 2004, April 7 2004, April 22, 2004 and May 5, 2004, respectively.

NATIONS MASTER INVESTMENT TRUST

Nations High Yield Bond Master Portfolio
High Yield Portfolio
Nations Intermediate Bond Master Portfolio
Nations International Equity Master Portfolio
Nations Marsico International Opportunities Master Portfolio
Nations International Value Master Portfolio
Nations Marsico Growth Master Portfolio
Nations Marsico Focused Equities Master Portfolio
Nations Marsico 21st Century Master Portfolio
Nations SmallCap Value Master Portfolio
Nations Small Company Master Portfolio
Nations Strategic Growth Master Portfolio

 Supplement dated June 16, 2004
to the Statement of Additional Information dated August 1, 2003, as supplemented

The Board of Trustees (the "Board") of Nations Master Investment Trust (the "Trust") has accepted the resignation of Edward D. Bedard as President and Chief Executive Officer of the Trust effective June 1, 2004. Mr. Bedard was succeeded by Keith T. Banks, who the Board appointed as President and Chief Executive Officer of the Trust. Mr. Banks currently is Chief Executive Officer and Chief Investment Officer of Columbia Management Group. Columbia Management Group entities are now subsidiaries of Bank of America Corporation, which is also the parent company of Banc of America Capital Management, LLC (the investment adviser to the Trust's portfolios). These changes in management have not affected, nor are they expected to affect, the Trust's portfolio management activities or day-to-day operations.

Accordingly, the information in the Trust's statement of additional information relating to Edward D. Bedard under "MANAGEMENT OF THE TRUST - The Trustees and Principal Officers" is replaced with the following information relating to Keith T. Banks:
Name and Age Position Held with the Trust	Term of Office and Length of Time Served	Principal Occupation(s) During the Past Five Years	Number of Funds in Fund Complex Overseen	Other Directorships Held by Trustee
Keith T. Banks Age: 48 Chief Executive Officer and President	Indefinite term; President and Chief Executive Officer since June 2004

President and Chief Executive Officer of the Trust, NFST, NSAT, Nations Balanced Target Maturity Fund, Inc. and Hatteras Income Securities, Inc. since June 2004. President and Chief Investment Officer of Bank of America Asset Management since April 2004. Member of Bank of America's Management Operating Committee since April 2004. Chief Executive Officer and Chief Investment Officer of Columbia Management Group (formerly known as Fleet Asset Management) from August 2000 through April 2004. Managing Director and Head of U.S. Equity at JP Morgan Investment Management prior to August 2000.

			n/a	n/a

Signatures

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on the 16th day of June, 2004.

NATIONS MASTER INVESTMENT TRUST

By: *
Keith T. Banks
President and Chief Executive Officer

By: /s/ Gerald Murphy
Gerald Murphy
Treasurer and Chief Financial Officer
*Attorney-in-Fact